UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Moderna, Inc.

(Name of Registrant as Specified In Its Charter)

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200 Technology Square

Cambridge, MA 02139*

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Moderna, Inc.:

You are cordially invited to the Annual Meeting of Stockholders (the “Annual Meeting”) of Moderna, Inc. (“Moderna”) on Thursday, April 29, 2020, beginning at 8:00 a.m., Eastern Time, at our offices located at 200 Technology Square, Cambridge, Massachusetts 02139, for the following purposes:

1. To elect three of our Class II director nominees set forth in the proxy statement, each to serve for a three-year term expiring at the 2023 annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or such director’s earlier death, resignation, or removal;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3. To cast a non-binding, advisory vote to approve the compensation of our named executive officers;

4. To cast a non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers; and

5. To transact such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 2, 2020 as the “Record Date” for determining the stockholders that are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) can be accessed at the following website: www.proxydocs.com/MRNA.

You can vote your shares by using the Internet as described in the instructions included in the proxy statement, by calling the toll-free telephone number included in the proxy statement, or, by completing, signing, dating, and returning your proxy card or voting instruction form.

By order of the Board of Directors,

Stéphane Bancel Chief Executive Officer and Director Cambridge, Massachusetts

March 16, 2020

* We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com/MRNA.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. The proxy statement explains proxy voting and the matters to be voted on in more detail.

Page
General Information	1
Proposal 1	9
Election of Directors	9
Vote Required	9
Management	10
Executives and Non-Employee Directors and Director Nominees	10
Composition of Our Board of Directors	14
Board Leadership Structure and Board’s Role in Risk Oversight	15
Committees of Our Board of Directors	15
Compensation Committee Interlocks and Insider Participation	18
Corporate Governance	18
Reporting Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors	18
Executive Compensation	20
Overview	21
Summary Compensation Table	36
Grants of Plan-Based Awards for Fiscal Year 2019	37
Outstanding Equity Awards at 2019 Year-End	38
Potential Payments on Termination or Change in Control	40
Equity Compensation Plan Information	42
Director Compensation	43
Certain Relationships and Related Party Transactions	46
Security Ownership of Certain Beneficial Owners and Management	48
Section 16(a) Beneficial Ownership Reporting Compliance	51
Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm	52
Fees Paid to the Independent Registered Public Accounting Firm	52
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	52
Auditor Independence	52
Vote Required	53
Proposal 3: Non-Binding, Advisory Vote to Approve the Compensation of our Named Executive Officers	54
Vote Required	54
Proposal 4: Non-Binding, Advisory Vote on the Frequency of Future Non-Binding, Advisory Votes to Approve the Compensation of Our Named Executive Officers	55
Vote Required	55
Audit Committee Report	56
Stockholder Proposals	58
Where You Can Find More Information	58
Company Website	59
Important Notice Regarding Delivery of Stockholder Documents	59
Other Business	59

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Eastern Time on April 29, 2020

Use of terms such as “Moderna,” “the Company,” “we,” “us,” and “our” in this proxy statement refer to Moderna, Inc. and its consolidated subsidiaries.

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements or adjournments thereof. The Annual Meeting will be held on April 29, 2020 at 8:00 a.m. Eastern Time, at our principal executive offices, located at 200 Technology Square, Cambridge, Massachusetts 02139. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 are first being mailed on or about March 16, 2020 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

Why am I receiving these materials?

Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at Moderna, Inc.’s Annual Meeting, which will take place on April 29, 2020. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

All stockholders as of the close of business on March 2, 2020 will receive the proxy materials and have the ability to access them via the Internet, including this proxy statement and our Annual Report, at www.proxydocs.com/MRNA.

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of three Class II directors to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	a non-binding, advisory vote to approve the compensation of our named executive officers; and

•	a non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

At the time this proxy statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	FOR approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR every “ONE YEAR” on the frequency of future non-binding, advisory votes to approve the compensation of the Company’s named executive officers.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 2, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 329,003,270 shares of common stock outstanding and entitled to vote. The shares you are entitled to vote include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com/MRNA.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares by following the voting instructions your broker, bank, or other nominee provides. If you do not provide your broker, bank, or other nominee with instructions on how to vote your shares, your broker, bank, or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank, or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and also present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases, or packages will be permitted in the Annual Meeting.

How do I vote?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet. To vote via the Internet, go to www.proxydocs.com/MRNA to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. If you vote via the Internet, you do not need to return a proxy card by mail.

•

You may vote by telephone. To vote by telephone, dial toll-free 1-866-230-6330 and follow the recorded instructions. You will be asked to provide the control number from the proxy card. If you vote by telephone, you do not need to return a proxy card by mail.

•

You may vote by mail. To vote by mail using the proxy card you need to complete, date, and sign the proxy card and return it promptly by mail in the envelope to be provided. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, FOR approval, on a non-binding, advisory basis of the compensation of the Company’s named executive officers; and FOR every “ONE YEAR” on the frequency of future non-binding, advisory votes to approve the compensation of the Company’s named executive officers.

•

You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank, or other nominee, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Corporate Secretary at Moderna, Inc., 200 Technology Square, Cambridge, Massachusetts 02139; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank, or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed, and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 2);

•	FOR approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 3);

•	FOR every “ONE YEAR” on the frequency of future non-binding, advisory votes to approve the compensation of the Company’s named executive officers (Proposal No. 4); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank, or other nominee that holds your shares with voting instructions, then your broker, bank, or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposals No. 1 (election of directors), No. 3 (compensation of named executive officers) and No. 4 (frequency of future votes on compensation of named executive officers) are each a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposals No. 1, 3 and 4, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank, or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists. Abstentions have no effect on the ratification of the non-binding, advisory vote to approve the compensation of our named executive officers or on the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 329,003,270 shares of common stock outstanding, which means that 164,501,635 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the three nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•

Proposal No. 3: Approval on a non-binding, advisory basis of the compensation of our named executive officers requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same affect as a vote AGAINST the proposal.

•	Proposal No. 4: The frequency of future non-binding, advisory votes to approve the compensation of our named executive officers that receives the highest number of votes of the shares of our common stock present in person or by proxy at the Annual Meeting thereon shall be approved. You may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or ABSTAIN. Abstentions have no effect on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks, or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees, or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice of the Annual Meeting?

If you receive more than one proxy card or voting instruction form of the Annual Meeting, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each notice you received to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which has been approved by the U.S. Securities and Exchange Commission (the “SEC”). Under this procedure, we will deliver only one copy of our proxy materials in the mail to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials, you may contact us as follows:

Moderna, Inc.

Attention: Corporate Secretary

200 Technology Square

Cambridge, Massachusetts 02139

(617) 714-6500

Stockholders who hold shares in street name may contact their brokerage firm, bank, or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the

Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than November 12, 2020, unless the date of our 2021 annual meeting of stockholders (the “2021 Annual Meeting”) is held more than 30 days before or after April 29, 2021, in which case the proposal must be received a reasonable time before we begin to print and send proxy materials for the 2021 Annual Meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Moderna, Inc.

Attention: Corporate Secretary

200 Technology Square

Cambridge, Massachusetts 02139

(617) 714-6500

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) properly brought before the annual meeting by or at the direction of our board of directors or (ii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than December 30, 2020; and

•	not later than January 29, 2021.

In the event that we hold our 2021 Annual Meeting more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2021 Annual Meeting; or

•	the 10th day following the day on which public announcement of the date of our 2021 Annual Meeting is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Stockholder Proposals.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Stephen Berenson, Sandra Horning, M.D., and Paul Sagan as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Berenson and Sagan and Dr. Horning will serve as Class II directors until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified. Messrs. Berenson and Sagan are currently directors of our company and Dr. Horning has been nominated to serve as a Class II director. For information concerning the nominees, see “Management.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Berenson and Sagan and Dr. Horning. We expect that Messrs. Berenson and Sagan and Dr. Horning will accept each such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

MANAGEMENT

Executives, non-executive directors and director nominee

The following table sets forth the name, age and position of each of our executives, non-executive directors and director nominee as of March 2, 2020.

Name	Age	Position
Executives:
Stéphane Bancel (1)	47	Chief Executive Officer and Director
Juan Andres (1)	55	Chief Technical Operations and Quality Officer
Marcello Damiani	50	Chief Digital and Operational Excellence Officer
Tracey Franklin	40	Chief Human Resources Officer
Lori Henderson, J.D. (1)	58	General Counsel and Corporate Secretary
Stephen Hoge, M.D. (1)	44	President
Lorence Kim, M.D. (1)	45	Chief Financial Officer
Tal Zaks, M.D., Ph.D. (1)	54	Chief Medical Officer
Non-Executive Directors:
Noubar B. Afeyan, Ph.D. (4)(5)	57	Chairman, Director
Stephen Berenson (2)(3)	59	Director
Robert Langer, Sc.D. (4)	71	Director
Elizabeth Nabel, M.D. (4)(5)	68	Director
François Nader, M.D.(5)	63	Director
Israel Ruiz(2)(3)	48	Director
Paul Sagan (2)(3)	61	Director
Moncef Slaoui, Ph.D.(5)	60	Director
Director Nominee:
Sandra Horning, M.D.	71	Director nominee

(1)	Executive officer
(2)	Member of the Audit Committee
(3)	Member of the Compensation and Talent Committee
(4)	Member of the Nominating and Corporate Governance Committee
(5)	Member of the Product Development Committee

Executives

Stéphane Bancel has served as our Chief Executive Officer since October 2011 and a member of our board of directors since March 2011. Before joining the Company, Mr. Bancel served for five years as Chief Executive Officer of the French diagnostics company bioMérieux SA (Euronext: BIM). From July 2000 to March 2006, he served in various roles at Eli Lilly and Company (NYSE: LLY), including as Managing Director, Belgium, and as Executive Director, Global Manufacturing Strategy and Supply Chain. Prior to Eli Lilly and Company, Mr. Bancel served as Asia-Pacific Sales and Marketing Director for bioMérieux. Mr. Bancel currently serves on the board of directors of Qiagen N.V. (NYSE: QGEN) and previously served on the boards of directors of BG Medicine, Inc. (OTCMKTS: BGMD) and Syros Pharmaceuticals, Inc. (Nasdaq: SYRS). He is currently a Venture Partner at Flagship Pioneering and a trustee of the Museum of Science in Boston. Mr. Bancel holds a Master of Engineering degree from École Centrale Paris (ECP), a Master of Science in chemical engineering from the University of Minnesota, and an M.B.A. from Harvard Business School. We believe that Mr. Bancel is qualified to serve on our board of directors because of his extensive leadership experience in the healthcare industry and experience as a director of public and private companies.

Juan Andres joined the Company in August 2017, and has served as our Chief Technical Operations and Quality Officer since August 2018. Before joining the Company, Mr. Andres worked at Novartis AG (NYSE: NVS) from

2005 to 2017, in various roles of increasing responsibility including serving as Global Head, Technical Operations (Manufacturing and Supply Chain), Global Head of Quality, and Global Head of Technical Research and Development. From 1987 to 1996, Mr. Andres served in various manufacturing, production, and quality roles at Eli Lilly and Company (NYSE: LLY), including as Vice President, Pharmaceutical Manufacturing. Mr. Andes has served as a member of the board of directors of Evelo Biosciences, Inc. (Nasdaq: EVLO) since December 2019, and of Avantor, Inc. (NYSE: AVTR), since September 2019. Mr. Andres obtained a degree in pharmacy at the Universidad de Alcalá in Spain.

Marcello Damiani joined the Company in May 2015, and has served as our Chief Digital and Operational Excellence Officer since September 2018. From 2009 to 2015, Mr. Damiani held senior roles at bioMérieux (Euronext: BIM), including Senior Vice President and Group Chief Information Officer. Mr. Damiani holds an M.S. degree in Information Systems Architecture from the University of Toulouse, France and completed an international Executive M.B.A. program through TRIUM, an alliance of the London School of Economics, the NYU Stern Business School, and the HEC Paris School of Management, France.

Tracey Franklin has served as our Chief Human Resources Officer since October 2019. From 2004 to October 2019, Ms. Franklin held positions of increasing responsibility at Merck & Co., Inc., including most recently Vice President, HR Chief Talent and Strategy Officer. Ms. Franklin holds a B.A. in communication arts and sciences from Pennsylvania State University and a Masters in industrial and organizational psychology from Fairleigh Dickinson University.

Lori Henderson, J.D., has served as our General Counsel and Corporate Secretary since April 2018. From 2011 to 2018, Ms. Henderson served at Albany Molecular Research Inc. (Nasdaq: AMRI) first as Vice President, General Counsel and Corporate Secretary until 2014 and then as Senior Vice President, General Counsel and Head of Business Development. Prior to her time at AMRI, Ms. Henderson worked as a corporate attorney at Goodwin Procter LLP and as a General Counsel at other corporations. She received her J.D. from the George Washington University Law School and her B.A. in Business and Economics from Gordon College.

Stephen Hoge, M.D., joined the Company in January 2013 and has served as our President since February 2015. From 2010 to 2012, Dr. Hoge was a Partner at McKinsey & Company and a leader in the firm’s healthcare practice. From 2005 to 2010, he served in roles of increasing responsibility at McKinsey & Company. From 2004 to 2005, Dr. Hoge was a resident physician at New York University/Bellevue Hospital. Dr. Hoge has served on the board of directors of Axcella Health, Inc. (Nasdaq: AXLA). He received an M.D. from the University of California, San Francisco and a B.A. in neuroscience from Amherst College.

Lorence Kim, M.D., has served as our Chief Financial Officer since April 2014. From July 2000 to April 2014, Dr. Kim held a number of positions at Goldman, Sachs & Co., most recently as a Managing Director and co-head of biotechnology investment banking. Dr. Kim has served on the board of directors of Seres Therapeutics, Inc. (Nasdaq: MCRB) since 2014. He received an A.B. in Biochemical Sciences from Harvard University, an M.B.A. in Healthcare Management from the Wharton School of the University of Pennsylvania, and an M.D. from the University of Pennsylvania School of Medicine.

Tal Zaks, M.D., Ph.D., has served as our Chief Medical Officer since March 2015. Prior to joining the Company, Dr. Zaks served in senior development positions at Sanofi (NYSE: SNY) from 2010 to 2015, including Senior Vice President and Head of Global Oncology. From July 2008 to May 2010, he served as Vice President of Clinical Research, Oncology at Cephalon. Prior to this, Dr. Zaks spent four years at GlaxoSmithKline (NYSE: GSK) as Director, Clinical Development and Translational Medicine and three years at the National Cancer Institute as a Postdoctoral Fellow. He is currently an Associate Professor of Medicine at the University of Pennsylvania and serves on the board of directors of Adaptimmune Therapeutics plc (Nasdaq: ADAP). Dr. Zaks received his M.D. and Ph.D. from the Ben Gurion University in Israel and conducted post-doctoral research at the U.S. National Institutes of Health. He completed his clinical training in internal medicine at Temple University Hospital followed by a fellowship in medical oncology at the University of Pennsylvania.

Non-executive directors

Noubar B. Afeyan, Ph.D., is a co-founder and has served on our board of directors since incorporation, and has served as a chairman of our board of directors since February 2012. In 1999, Dr. Afeyan founded Flagship Pioneering and serves as its Senior Managing Partner and Chief Executive Officer. Since April 2013, Dr. Afeyan has served on the board of directors of Rubius Therapeutics, Inc. (Nasdaq: RUBY) and since October 2010, on the board of Seres Therapeutics, Inc. (Nasdaq: MCRB). He currently serves on the boards of numerous privately held companies, and has previously served on the boards of numerous privately and publicly held companies, including Evelo Biosciences, Inc. (Nasdaq: EVLO), Kaleido Biosciences, Inc. (Nasdaq: KLDO) and BG Medicine, Inc (OTCMKTS: BGMD). He received a Ph.D. in biochemical engineering from the Massachusetts Institute of Technology (“MIT”) and a B.S. in chemical engineering from McGill University. Dr. Afeyan is currently a visiting lecturer of business administration at Harvard Business School and was previously a senior lecturer at MIT’s Sloan School of Management where he taught courses on technology-entrepreneurship, innovation, and leadership. We believe that Dr. Afeyan’s significant experience co-founding, leading, and investing in numerous biotechnology companies make him qualified to serve on our board of directors.

Stephen Berenson has served as a member of our board of directors since October 2017. Mr. Berenson is a Managing Partner at Flagship Pioneering. Prior to that, Mr. Berenson spent 33 years as an investment banker at J.P. Morgan. During his last twelve years at J.P. Morgan, Mr. Berenson was Vice Chairman of Investment Banking and focused on providing high-touch strategic advice and complex transaction execution to leading companies across all industries globally. He was co-founder of J.P. Morgan’s Global Strategic Advisory Council and co-founder of the firm’s Board Initiative. Mr. Berenson also serves as Chairman of the board of directors of Seres Therapeutics, Inc. (Nasdaq: MCRB) and on the board of directors of CiBO Technologies, Inc. Mr. Berenson received an S.B. in mathematics from MIT. We believe that Mr. Berenson is qualified to serve on our board of directors because of his experience in the banking and investment industries.

Robert Langer, Sc.D., has served as a member of our board of directors since December 2010. Dr. Langer has been an Institute Professor at MIT since 2005, and prior to that was a Professor at MIT beginning in 1977. Dr. Langer currently serves on the board of directors of Rubius Therapeutics, Inc. (Nasdaq: RUBY), Kala Pharmaceuticals, Inc. (Nasdaq: KALA), and the UK public company Puretech Health plc (LON: PRTC), and previously served on the board of directors of Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), Wyeth (NYSE: WYE), Fibrocell Science, Inc. (Nasdaq: FCSC) and Millipore Corporation (acquired by Merck KGaA in 2010). Dr. Langer also served as a member of the Science Board to the U.S. Food and Drug Administration from 1995 to 2002, including his service as chairman from 1999 to 2002. Dr. Langer received his B.S. from Cornell University and his Sc.D. from MIT, both in Chemical Engineering. We believe that Dr. Langer is qualified to serve on our board of directors because of his pioneering academic work, extensive medical and scientific knowledge and experience, and his previous service on public company boards of directors.

Elizabeth Nabel, M.D., has served as a member of our board of directors since December 2015. Dr. Nabel has served as President of Harvard University-affiliated Brigham Health, which includes Brigham and Women’s Hospital, Brigham and Women’s Faulkner Hospital, and the Brigham and Women’s Physician Organization, since 2010. Dr. Nabel has also been a Professor of Medicine at Harvard Medical School since 2010. Prior to that, Dr. Nabel held a variety of roles, including Director, at the National Heart, Lung and Blood Institute at the National Institutes of Health, a federal agency funding research, training and education programs to promote the prevention and treatment of heart, lung and blood diseases, from 1999 to 2009. She is an elected member of the National Academy of Medicine of the National Academy of Sciences. Dr. Nabel currently serves on the board of directors of Medtronic plc (NYSE: MDT) and as a trustee of Tekla Capital Management LLC. We believe that Dr. Nabel is qualified to serve on our board of directors because of her extensive experience in the health care field, including senior positions with a number of research universities and organizations.

François Nader, M.D., has served as a member of our board of directors since December 2019. Dr. Nader currently serves as Chairman of the board of directors of Acceleron Pharma Inc. (Nasdaq: XLRN), Prevail

Therapeutics Inc. (Nasdaq: PRVL) and Talaris Therapeutics, Inc. He also serves on the board of directors of Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and as an advisor for SVB Leerink. Dr. Nader is the past Chairman of BioNJ, New Jersey’s biotechnology trade organization, and previously served on the board of the Biotechnology Industry Organization (BIO), NPS Pharmaceuticals (Nasdaq: NPSP), Advanced Accelerator Applications S.A. (Nasdaq: AAAP), Baxalta Inc. (NYSE: BXLT), Clementia Pharmaceuticals Inc. (Nasdaq: CMTA), Trevena Inc. (Nasdaq: TRVN) and Noven Pharmaceuticals Inc. (Nasdaq: NOVN). Dr. Nader earned his French doctorate in medicine from St. Joseph University in Lebanon and a physician executive M.B.A. from the University of Tennessee. We believe that Dr. Nader is qualified to serve on our board of directors because of his experience in integrated healthcare markets and medical and regulatory affairs and his service on numerous boards of directors.

Israel Ruiz has served as a member of our board of directors since February 2017. Mr. Ruiz has been the Executive Vice President and Treasurer at MIT since 2011. In this role, Mr. Ruiz oversees all principal administrative and financial functions of MIT. Prior to his current role, Mr. Ruiz served as the Vice President for Finance for MIT from 2007 to 2011 and as a principal for MIT’s Office of Budget and Financial Planning from 2001 to 2007. He currently serves on the board of directors of FM Global and previously served on the board of directors of Fortive Corporation (NYSE: FTV). Mr. Ruiz received a degree in industrial and mechanical engineering from the Polytechnic University of Catalonia and a master’s degree from the MIT Sloan School of Management. We believe that Mr. Ruiz is qualified to serve on our board of directors because of his deep financial and accounting experience as the chief financial officer of MIT.

Paul Sagan has served as a member of our board of directors since June 2018. Mr. Sagan has been a Managing Director at General Catalyst Partners, a venture capital firm, since January 2018, and previously served as an Executive In Residence (XIR) since January 2014. From April 2005 to January 2013, Mr. Sagan served as Chief Executive Officer at Akamai Technologies, Inc. (Nasdaq: AKAM) and was President from May 1999 to September 2010 and from October 2011 to January 2013. He was also a director of Akamai Technologies until 2019. Mr. Sagan currently serves on the board of directors of VMware, Inc. (NYSE: VMW) and was a director of EMC from December 2007 until the acquisition by Dell, Inc. in September 2016. Mr. Sagan received his B.S. from the Medill School of Journalism at Northwestern University. We believe that Mr. Sagan is qualified to serve on our board of directors because of his experience and leadership both in the technology and venture capital fields.

Moncef Slaoui, Ph.D., has served as a member of our board of directors since July 2017. Dr. Slaoui joined GlaxoSmithKline Plc (NYSE: GSK) (“GSK”) in 1988, where he engineered the development of a robust vaccines pipeline. He then led worldwide business development for pharmaceutical products before his appointment to lead research and development in 2006. He assumed overall responsibility for GSK’s Oncology Business in 2010, for GSK Vaccines in 2011, and for all Global Franchises in 2012. Dr. Slaoui is Chairman of the board of directors of Galvani Bioelectronics, a company launched in November 2016 that GSK jointly owns with Verily Life Sciences. Dr. Slaoui has advised the U.S. President’s Council of Advisors on Science and Technology, was a member of the Board of the Agency for Science, Technology, & Research until January 2011, the PhRMA Foundation Board from 2008 to 2016, and the Advisory Committee to the Director of the National Institutes of Health from 2011 to 2016. Dr. Slaoui previously served on the board of directors of Intellia Therapeutics Inc. (Nasdaq: NTLA). Dr. Slaoui is also a former Professor of Immunology at the University of Mons, Belgium. Dr. Slaoui received a Ph.D. in Molecular Biology and Immunology from Université Libre de Bruxelles. We believe that Dr. Slaoui is qualified to serve on our board of directors because of his vast experience in the pharmaceutical industry and various leadership positions.

Director nominee

Sandra Horning, M.D., is nominated to serve as a Class II director on our board. Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc., from 2009 until her retirement in 2019. Prior to Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at the Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to

2006, she served as President of the American Society of Clinical Oncology. From 2015 to 2018, Dr. Horning served on the Foundation Medicine Board of Directors. She currently serves as an advisor to EQRx, Inc. Dr. Horning received her M.D. from the University of Iowa School of Medicine and completed her post-graduate fellowship in Oncology and Cancer Biology at Stanford University. We believe that Dr. Horning is qualified to serve on our board of directors because of her significant experience in the field of oncology and her product development leadership experience.

Composition of our board of directors

Our board consists of nine members. Our nominating and corporate governance committee and our board of directors consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of director’s priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director independence

Our board of directors has determined that all members of the board of directors, except Mr. Bancel, our Chief Executive Officer, are independent directors, including for purposes of the rules of the Nasdaq Global Select Market and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Mr. Bancel is not an independent director under these rules because he is an executive officer of the Company.

Staggered board

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2020 for Class II directors, 2021 for Class III directors and 2022 for Class I directors.

•	Our Class I directors are Noubar B. Afeyan, Stéphane Bancel, and François Nader;

•	Our Class II directors are Stephen Berenson, Israel Ruiz, and Paul Sagan; and

•	Our Class III directors are Robert Langer, Elizabeth Nabel, and Moncef Slaoui.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board leadership structure and board’s role in risk oversight

Currently, the role of chairman of the board of directors is separated from the role of Chief Executive Officer. Our Chief Executive Officer is responsible for recommending strategic decisions and capital allocation to the board of directors and to ensure the execution of the recommended plans. The chairman of the board of directors is responsible for leading the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, and management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of our board of directors

Our board of directors has established an audit committee, a compensation and talent committee, a nominating and corporate governance committee, and a product development committee, each of which operates pursuant to a charter adopted by our board of directors. The board of directors may also establish other committees from time to time to assist the Company and the board of directors. The composition and functioning of all of our committees are described below and comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq, and the SEC rules and regulations. Copies of the charters for the audit, compensation and talent, and nominating and corporate governance committees are available on the Investors section of our website, which is located at https://investors.modernatx.com, by clicking on the “Corporate Governance” section.

	Audit	Compensation & Talent	Nominating & Corporate Governance	Product Development
Noubar B. Afeyan, Ph.D.			Chair	Member
Stephen Berenson	Member	Chair
Robert Langer, Sc.D.			Member
Elizabeth Nabel, M.D.			Member	Member
François Nader				Member
Israel Ruiz	Chair	Member
Paul Sagan	Member	Member
Moncef Slaoui, Ph.D.				Chair

Audit Committee

Mr. Berenson, Mr. Sagan, and Mr. Ruiz serve on the audit committee, which is chaired by Mr. Ruiz. Our board of directors has determined that each is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Ruiz as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the year ended December 31, 2019, the audit committee met five (5) times. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation and Talent Committee

Mr. Berenson, Mr. Sagan, and Mr. Ruiz serve on the compensation and talent committee, which is chaired by Mr. Berenson. Our board of directors has determined that each member of the compensation and talent committee is “independent” as defined in the applicable Nasdaq rules. During the year ended December 31, 2019 the compensation and talent committee met seven (7) times. The compensation and talent committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	approving the cash and equity compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy, and policy;

•	overseeing and administering our compensation and similar plans;

•

reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our directors; and

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Dr. Afeyan, Dr. Langer, and Dr. Nabel serve on the nominating and corporate governance committee, which is chaired by Dr. Afeyan. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the year ended December 31, 2019, the nominating and corporate governance committee met four (4) times. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors the criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and recommending to the board of directors the appropriate corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

Product Development Committee

Dr. Afeyan, Dr. Nabel, Dr. Nader and Dr. Slaoui serve on the product development committee, which is chaired by Dr. Slaoui. During the year ended December 31, 2019, the product development committee met four (4) times. The product development committee’s responsibilities include:

•	assessing our product development strategy;

•	reviewing product development plans for our pipeline; and

•	evaluating recommendations made by management related to the further preclinical and clinical development of our programs.

Board and committee meetings attendance

The full board of directors met six (6) times during 2019. During 2019, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Compensation committee interlocks and insider participation

None of the members of our compensation and talent committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Report of the compensation and talent committee of the board of directors

The information contained in this compensation and talent committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation and talent committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Moderna, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation and talent committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the compensation and talent committee recommended to the board of directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

Respectfully submitted by the members of the compensation and talent committee of the board of directors:

Stephen Berenson (Chairperson)

Israel Ruiz

Paul Sagan

Corporate governance

We have adopted a written code of business conduct and ethics that applies to our board of directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. A current copy of our code of business conduct and ethics is available in the Corporate Governance section of our Investors webpage, which is located at https://investors.modernatx.com.

Reporting concerns regarding accounting and other matters and communicating with non-management directors

Our code of business conduct and ethics, which was adopted by our board of directors, includes procedures on reporting concerns regarding accounting and other matters and on communicating with the non-management directors that are members of our audit committee. Any person, whether or not an employee, who has a concern about the Company’s conduct, or any of its people, including with respect to accounting, internal accounting controls, or auditing matters, may, in a confidential or anonymous manner, communicate that concern to the Company’s Compliance Officer, who is the designated contact for these purposes. Contact may be made:

•	By e-mail to ComplianceOfficer@modernatx.com (anonymity cannot be maintained);

•	In writing (which may be done anonymously), by mail to Moderna, Inc., Attention: Compliance Officer, 200 Technology Square, Cambridge, Massachusetts 02139;

•	Online at https://www.whistleblowerservices.com/Moderna (which may be done anonymously); or

•

By calling the Compliance Hotline at 866-265-3948, which is the Compliance Hotline that the Company has established for receipt of questions and reports of potential violations of our code of business conduct and ethics. This Compliance Hotline is managed by a third-party required to maintain the anonymity of the caller if so requested.

Any person, whether or not an employee, who has a concern about the Company’s conduct, or any of its people, including with respect to accounting, internal accounting controls, or auditing matters, who wishes to communicate directly with the audit committee, may contact the audit committee in a confidential or anonymous manner. Contact may be made:

•	In writing (which can be done anonymously), by mail to Moderna, Inc., Attention: Chair of the Audit Committee, 200 Technology Square, Cambridge, Massachusetts 02139;

•	Online at https://www.whistleblowerservices.com/Moderna (which may be done anonymously); or

•	By calling the Compliance Hotline and asking that the matter be forwarded to the chairperson of the audit committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and the 2019 compensation for our named executive officers (our “NEOs”). This CD&A should be read with the compensation tables and related disclosures for our NEOs.

Our NEOs for 2019 were as follows:

•	Stéphane Bancel, our Chief Executive Officer (our “CEO”);

•	Lorence Kim, M.D., our Chief Financial Officer;

•	Stephen Hoge, M.D., our President;

•	Tal Zaks, M.D. Ph.D., our Chief Medical Officer; and

•	Juan Andres, our Chief Technical Operations and Quality Officer.

Executive Summary

Moderna is advancing messenger RNA (“mRNA”) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. Our platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing the Company the capability to pursue in parallel a robust pipeline of new development candidates. We are developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune and inflammatory diseases, independently and with strategic collaborators. We currently have 24 mRNA development candidates in our portfolio across six separate modalities, with twelve in clinical studies. Four of these programs are in or preparing for Phase 2 clinical trials and the Company is preparing for its first Phase 3 clinical trial.

Corporate Performance Highlights

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2019 corporate performance are set forth below.

Clinical and Regulatory

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Some of the most significant milestones we announced in 2019 were positive Phase 1 data in several key programs, including our cytomegalovirus (“CMV”) vaccine and our antibody against chikungunya virus, that further validate our mRNA platform. Both of these announcements were made at our annual Research and Development Day.

•

We also announced positive Phase 1 data from the first two pre-planned interim analyses of our hMPV/PIV3 vaccine. We also presented these data in October at our very first IDWeek meeting in Washington, D.C.

•	We ended 2019 with five immuno-oncology programs in the clinic, including one for a personalized cancer vaccine that entered Phase 2 and is actively enrolling patients.

•	We introduced a new development candidate to our pipeline, GSD1a, our fifth rare disease program.

•	At our annual Science Day, we previewed a new scientific therapeutic area focused on autoimmune diseases.

Corporate

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We furthered our progress toward a more integrated manufacturing platform by migrating many key raw material and intermediate manufacturing steps to our Norwood manufacturing site. We were also proud that our Norwood site was named the 2019 Facility of the Future by the International Society for Pharmaceutical Engineering.

•	We ended 2019 with a cash reserve of approximately $1.3 billion, enabling us to further our programs and progress.

Overview of Executive Compensation Program

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We are focused on our mission to “Deliver on the promise of mRNA science to create a new generation of transformative medicines for patients.” We believe that Moderna is still in the early stages of this journey and that for us to be successful, we must hire and retain a talented team who can help achieve this mission through the successful pursuit of our company priorities. In addition, we expect our executive team to possess and demonstrate strong leadership and management capabilities.

Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary goals:

•	attract, motivate and retain top-performing senior executives;

•	establish compensation opportunities that are competitive and reward performance; and

•	align the interests of our senior executives with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our executive compensation program is designed to be reasonable and competitive, and balance our goal of attracting, motivating, rewarding and retaining top-performing senior executives with our goal of aligning their interests with those of our stockholders. Our compensation and talent committee of our board of directors, or Compensation Committee, annually evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals and the dynamic nature of our business.

Our executive compensation program consists of a mix of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of annual cash bonuses, which focus on our achievement of annual corporate goals. We also provide long-term incentive compensation opportunities in the form of equity awards, which have historically included solely stock options which focus executive attention on our long-term performance. Given Moderna’s pre-commercial stage of development, we believe that stock options provide a strong reward for growth in the market price of our common stock because their entire value depends on future stock price appreciation.

In 2020, we are introducing a limited amount of equity choice for our employees, including our executive team members (other than our CEO), which will allow executives to receive up to 25% of their annual equity grant in the form of Restricted Stock Units (“RSUs”). Our equity choice program is intended to differentiate our company in the marketplace, to attract and retain top employee talent, to allow employees (other than our CEO) to elect to receive their equity awards to conform to their particular risk tolerance profile and to further promote employee engagement.

Options granted to our executive team will continue to have a standard vesting schedule of 25% after one year and quarterly over the next three years. The vesting terms of RSUs chosen by the executive team will require a longer “cliff” vesting period of 50% on the second anniversary of the date of grant and quarterly over the next two years. We believe RSUs also reward growth in the market price of our common stock because they derive additional value from future stock price appreciation, and they are less dilutive to our stockholders because they require fewer shares than stock options to deliver the same dollar value of an award. In addition, we believe that the multi-year vesting requirements applicable to both stock options and RSUs encourage retention because our senior executives are incentivized to remain employed through the vesting period.

Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices.

What We Do:

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

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Retain an Independent Compensation Advisor. The Compensation Committee engages its own compensation advisor to provide information and analysis related to annual executive compensation decisions, including the 2019 executive compensation decisions, and other advice on executive compensation independent of management.

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Review Executive Compensation Annually. The Compensation Committee annually reviews our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

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Design Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

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Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance and includes a significant long-term equity component, thereby making a substantial portion of each executive officer’s total compensation dependent upon our stock price.

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Adopt Stock Ownership Guidelines. In 2019 our Compensation Committee recommended and our Board approved the adoption of Non-Employee Director and Executive Officer Stock Ownership Guidelines for our executive team and Board. As described in more detail herein, the guidelines will require share ownership substantially more than the average of our peer group. Our CEO, CFO and President already own shares significantly in excess of the approved guidelines. Compliance with the guidelines will be determined on an annual basis on the last day of each fiscal year (the “Determination Date”) beginning December 31, 2024, based on the 90-trading day average closing price of our common stock as reported on the Nasdaq Global Select Market ending on the trading day immediately preceding the Determination Date.

What We Don’t Do:

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No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

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Limited Perquisites. We provided limited perquisites to our named executive officers in 2019, consisting primarily of relocation benefits, reimbursement of housing and commuting expenses and other de minimis benefits.

•	No Special Health and Welfare Benefits. Our executive officers participate in our health and welfare benefits programs on the same basis as our other employees.

•	No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.

•	No Hedging or Pledging Our Equity Securities. We prohibit our executive officers, the members of our Board of’ Directors and certain other employees from hedging or pledging our securities.

•	No Stock Option Re-Pricing under Current Stock Plan. Our 2018 Stock Plan does not permit stock options to be repriced to a lower exercise or strike price without the approval of our stockholders.

“Say-on-Pay” Vote on Executive Compensation

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay Vote”). At this Annual Meeting of Stockholders, we will hold our first Say-on-Pay Vote as described in Proposal 3 of this Proxy Statement. Our board of directors and compensation committee will consider the result of the Say-on-Pay vote, and the related “Say-on-Frequency” vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future because we value the opinions of our stockholders.

Governance of Executive Compensation Program

Role of the Compensation Committee and the Board of Directors

The Compensation Committee, which is comprised entirely of independent directors, is responsible for discharging our board of directors’ responsibilities relating to compensation of our directors and executives, overseeing our overall compensation structure, policies and programs, and reviewing our processes and procedures for the consideration and determination of director and executive compensation. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans to attract and retain key management personnel, motivate management to achieve our corporate goals and strategies, and align the interests of management with the long-term interests of our stockholders. We have not adopted formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee has engaged Pay Governance LLC, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Pursuant to our Equity Award Grant Policy, the Compensation Committee has delegated to our CEO the authority to approve grants of equity awards, subject to certain parameters, under the 2018 Stock Option and Incentive Plan (the “2018 Stock Plan”). See “Other Compensation Policies and Practices—Equity Award Grant Policy.”

The Compensation Committee reviews and approves the primary elements of compensation-base salary increases, annual cash bonuses, and annual equity awards-for our NEOs (other than our CEO), as authorized by the board of directors pursuant to the Compensation Committee Charter. Our board of directors reviews and provides final approval for the primary elements of compensation awarded to our CEO after recommendation by the Compensation Committee.

Compensation-Setting Factors

When reviewing and approving, or recommending to the board of directors as applicable, the amount of each compensation element and the target total compensation opportunity for our executive officers, the Compensation Committee considers the following factors:

•	our performance during the year, based on business and corporate goals and priorities established by the CEO and the board of directors;

•	each executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

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the performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance, ability to lead his or her department and work as part of a team, all of which reflect our values;

•	compensation parity among our executive officers;

•	our retention goals;

•	the compensation practices of our compensation peer group; and

•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decisions for each of our executive officers, including our NEOs. The Compensation Committee and the board of directors, as applicable, do not assign relative weights or rankings to these factors, and do not consider any single factor as determinative in the compensation of our executive officers. Rather, as we operate in a rapidly changing industry and our programs are still in early-clinical or preclinical stage, the Compensation Committee and the board of directors, as applicable, believes it is best to rely on their own knowledge of our business and industry and therefore they use judgment in assessing these factors and making compensation decisions.

Role of Management

In discharging its responsibilities, the Compensation Committee works with management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, at the beginning of each year, our CEO reviews the performance of our other executive officers, including our other NEOs, based on our achievement of our corporate goals and each executive officer’s achievement of his or her departmental and individual goals established for the prior year and his or her overall performance during that year. The Compensation Committee solicits and reviews our CEO’s recommendations for base salary increases, annual cash bonuses, annual equity awards and any other compensation opportunities for our other executive officers, including our other NEOs, and considers our CEO’s recommendations in determining such compensation.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program. For 2019, the Compensation Committee engaged Pay Governance as its compensation consultant to advise on executive compensation matters including:

•	review and analysis of the compensation for our executive officers, including our NEOs;

•	review and analysis of the compensation for our board of directors;

•	review and input on the Executive Compensation section of our Proxy Statement for our 2020 Annual Meeting of Stockholders;

•	research, development and review of our compensation peer group; and

•	support on other compensation matters as requested throughout the year.

Pay Governance reports directly to the Compensation Committee and to the Compensation Committee chairman. Pay Governance also coordinates with our management for data collection and job matching for our executive officers. Our Compensation Committee charter requires that our compensation consultant is independent of Company management. During 2019, Pay Governance did not provide services to us other than the services to our Compensation Committee described herein. Our Compensation Committee performs an annual assessment of its compensation consultants’ independence to determine whether the consultants are independent and in 2019 has determined that Pay Governance is independent pursuant to the listing standards of the relevant Nasdaq and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.

Role of Market Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of public biotechnology companies that are similar to us in terms of market capitalization, stage of development, geographical location and number of employees. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to our peer group if necessary, taking into account changes in both our business and our peer companies’ businesses. The Compensation Committee also uses market data from our compensation peer group and from the Radford Global Life Sciences Compensation survey-as one factor in evaluating whether the compensation for our executive officers is competitive in the market. The Compensation Committee and the board of directors, as applicable, also rely on their own knowledge and judgment in evaluating market data and making compensation decisions.

As a new public company in late 2018, we established a Peer Group that the Compensation Committee believed would be an appropriate set of peer companies against which to compare Moderna for purposes of establishing 2019 annual base salary, target bonus and equity awards for our NEOs.

To determine the composition of the Peer Group for 2019, the Compensation Committee considered the following criteria:

•	publicly-traded companies headquartered in the United States;

•	companies in the biotechnology sector;

•	similar market capitalization-within a range of approximately 0.2x to approximately 5.0x our then-current market capitalization;

•	the stage of development of each company’s development candidates;

•	companies developing products in our target areas of rare diseases, immune-oncology and infectious disease vaccines; and

•	companies with employee populations reflecting similar organization scale to Moderna (>200 employees).

This analysis led to the initial selection of the following peer group which was used to make the relevant compensation assessments for 2019.

2018-2019 Compensation Peer Group

Incyte Corporation BioMarin Pharmaceutical, Inc. Seattle Genetics, Inc. Ionis Pharmaceuticals, Inc. Alnylam Pharmaceuticals, Inc. Neurocrene Biosciences, Inc.	Sage Therapeutics, Inc. Sarepta Therapeutics, Inc. bluebird bio, Inc. Exelixis, Inc. ACADIA Pharmaceuticals Inc. FibroGen, Inc.	Alkermes plc Nektar Therapeutics Agios Pharmaceuticals Inc. Tesaro, Inc.

Based on a review of the analysis prepared by Pay Governance, in September 2019 the Compensation Committee approved the updated compensation peer group below for the remainder of 2019 and for 2020; however, such peer group was not used for setting compensation for our NEOs for 2019. The factors considered were similar for updating the peer group as set forth above, were reflective of the size and scope of the Company and were not significantly changed from those used in 2018.

2019-2020 Compensation Peer Group

Incyte Corporation BioMarin Pharmaceutical Inc. Seattle Genetics, Inc. Ionis Pharmaceuticals, Inc. Alnylam Pharmaceuticals Inc. Neurocrene Biosciences Inc.	Sage Therapeutics, Inc. Sarepta Therapeutics, Inc. bluebird bio, Inc. Exelixis, Inc. ACADIA Pharmaceuticals Inc. FibroGen, Inc.	Alkermes plc Nektar Therapeutics Agios Pharmaceuticals Inc. Blueprint Medicines Corporation Allogene Therapeutics, Inc. Ultragenix Pharmaceutical Inc.

Primary Elements of Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses; and

•	long-term incentive compensation in the form of annual equity awards.

We do not have a specific policy regarding the percentage allocation between short-term and long-term, or fixed and variable, compensation elements.

Our executive officers, including our NEOs, are also eligible to participate in our standard employee benefit plans, such as our health and welfare benefits plans, our employee stock purchase plan and our 401(k) Plan on the same basis as our other employees. In addition, as described below, our executive officers, including our NEOs, are entitled to certain change-in-control severance payments and benefits pursuant to our Amended and Restated Executive Severance Plan, described herein.

Base Salary

We pay base salaries to our executive officers, including our NEOs, as the fixed portion of their compensation to provide them with a reasonable degree of personal income, and to attract and retain top-performing individuals. At the time of hire, base salaries are determined for our executive officers, including our NEOs, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation Committee reviews base salaries for our executive officers, including our NEOs, based on such factors to determine if an increase is appropriate. In addition, base salaries may be adjusted in the event of a promotion or significant change in responsibilities; however, we did not do so in 2019.

2019 Annual Base Salary

From January 1, 2019 until February 25, 2019, the annual base salaries for our NEOs were as set forth below for 2018. Effective as of February 26, 2019, the annual base salaries for our NEOs were increased at the same time as for the other employees of the Company (“2019 Annual Base Salary”). The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. In particular, the Compensation Committee considered better alignment with comparable positions from our compensation peer group in determining the larger base salary increase for Dr. Hoge.

	2018 Annual Base Salary	2019 Annual Base Salary	Percentage Increase
Stéphane Bancel	$900,000	$925,000	2.8%
Lorence Kim, M.D.	$546,000	$563,000	3.1%
Stephen Hoge, M.D.	$572,000	$600,000	4.9%
Tal Zaks, M.D.	$517,500	$533,000	3.0%
Juan Andres	$517,500	$533,000	3.0%

The actual base salaries paid to our NEOs in 2019 are set forth in the “Summary Compensation Table” below.

Short-Term Incentive Compensation

Annual Cash Bonuses

We provide short-term incentive compensation opportunities to our executive officers, including our NEOs, in the form of annual cash bonuses to drive our short-term success. Our annual cash bonuses are tied to achievement of annual corporate and individual performance goals pursuant to Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). In addition, our Compensation Committee may grant discretionary cash bonuses to the CEO or the other NEOs pursuant to the Bonus Plan based on individual performance during the year.

Corporate and Individual Performance Goals

At the beginning of each year, the Compensation Committee discusses with the CEO the annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.

In addition, at the beginning of each year, our CEO, in consultation with each of the other executive officers, establishes individual performance goals for each of the other executive officers, including our other NEOs. The individual performance goals are generally designed to align the goals of our executive officers, including our NEOs, and his or her department with the corporate goals. The CEO discusses with the Compensation Committee his overall goals for the year which are in line with the overall corporate objectives but also include individual goals and action plans.

At the beginning of the year after the corporate performance objectives are established, the Compensation Committee, after reviewing management’s self-assessment, evaluates specific achievements that are designed to advance the prior year’s corporate objectives, and our overall success in the prior year, and determines our total percentage achievement level. Our CEO evaluates the other executive officers’, including the other NEOs’, achievement of their prior year’s individual performance goals, and makes recommendations for total percentage achievement level. The Compensation Committee considers our CEO’s recommendations, and independently reviews and approves the total percentage achievement level for each of the other executive officers, including our other NEOs.

Target Annual Bonuses

At the time of hire, the target annual bonus is determined for each of our executive officers, including our NEOs, and at the beginning of each year, the Compensation Committee reviews and approves the target annual bonus for each such individual. The Compensation Committee considers the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, with an emphasis on market data from our compensation peer group for comparable positions. Target annual bonuses represent a specific percentage of annual base salary.

2019 Corporate Objectives

In early 2019, we set broad based corporate objectives designed to inform more detailed goal setting by individual executive officers and their teams. These were designed as two-year objectives and during 2019 we executed on these corporate objectives for 2019-2020, which include:

•	Generate human proof-of-concept data for multiple medicines.

•	Execute on current development pipeline.

•	Create new development candidates in existing modalities.

•	Invent new modalities.

These corporate objectives did not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our Compensation Committee had full discretion to determine the level of achievement for corporate performance during 2019.

2019 Target Annual Bonus

In February 2019, the Compensation Committee reviewed the target annual bonuses of our executive officers, including our NEOs. The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, particularly market data from the companies in our compensation peer group, and approved the 2019 target annual bonuses of our NEOs.

	2018 Target Annual Bonus	2019 Target Annual Bonus
Stéphane Bancel	$900,000	$925,000
Lorence Kim, M.D.	$273,000	$281,500
Stephen Hoge, M.D.	$286,000	$300,000
Tal Zaks, M.D.	$258,750	$266,500
Juan Andres	$258,750	$266,500

2019 Annual Cash Bonuses

During a series of meetings in January and February 2020, the Compensation Committee evaluated our achievement of the 2019 corporate objectives. The Compensation Committee considered overall corporate performance in 2019, and specifically certain achievements in the progress of the pipeline and in corporate matters. Specifically, in evaluating overall corporate performance in 2019, the Compensation Committee considered our success in positioning the Company for future progression and success and highlighted:

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The progression of the pipeline over multiple modalities and development candidates, including validating Phase 1 data from our CMV vaccine (mRNA-1647) and Chikungunya antibody (mRNA-1944) programs; the announced data on our HMPV/PIV Phase 1 program and the progress of our other programs, including the five immuno-oncology programs in Phase 1 or Phase 2

•	The introduction of our fifth rare disease program

•	The progress of development toward a new scientific therapeutic area in autoimmune diseases

•	The strong year-end cash position of approximately $1.3 billion

•	Our continued progress toward building the leading mRNA company

Based on these considerations, the Compensation Committee used its discretion in determining that the Company objectives had been achieved at a level of 110% achievement. The Compensation Committee also reviewed the 2019 individual performance of each of our executive officers, other than our CEO, based on an evaluation conducted by our CEO of their performance against their 2019 individual performance goals. Individual performance assessments for each NEO were determined in the discretion of the Compensation Committee following discussions with our CEO (other than for himself). The Compensation Committee reviewed the 2019 individual performance of our CEO. The performance assessment determinations were based on an overall subjective assessment of each executive officer’s performance and no single factor was determinative in setting bonus payout levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our NEOs.

Individual Performance Percentage.

In 2019, as we established Moderna as a public company, management and the Compensation Committee evaluated our overall approach for the variable cash compensation that we pay our employees as part of their overall compensation packages. As part of that planning, management established potential individual performance percentages that could range from 0% to as high as 175% for employees achieving at a very high level of individual accomplishment. For our executives, while no formal ranges are established in advance, the Compensation Committee determined that in considering performance over the course of 2019, an individual executive officer who met our high level of performance expectations over the course of the year would receive an individual performance bonus factor of between 90% and 120% for 2019.

The annual cash bonuses earned by our NEOs for 2019 are set forth in the “Summary Compensation Table” below.

Name	2019 Target Annual Cash Bonus ($)	2019 Target Annual Cash Bonus including 110% achievement of Corporate Goals	2019 Actual Cash Bonus ($)	% of Actual Payment to Target
Stéphane Bancel	$925,000	$1,017,500	$1,017,500	110%
Lorence Kim, M.D.	$281,500	$309,650	$278,685	99%
Stephen Hoge, M.D.	$300,000	$330,000	$396,000	132%
Tal Zaks, M.D.	$266,500	$293,150	$293,150	110%
Juan Andres	$266,500	$293,150	$322,465	121%

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as an important element of our executive compensation program. The value of equity awards is directly related to stock price appreciation over time, which incentivizes our executive officers to achieve long-term corporate goals and create long-term value for our stockholders. Equity awards also help us attract and retain top-performing executive officers in a competitive market.

At the time of hire, equity awards are granted to our executive officers, including our NEOs, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation Committee reviews the equity awards for our executive officers, including our NEOs, and determines the size of the annual equity awards it deems reasonable and appropriate based on such factors. In addition, the Compensation Committee may deem it advisable to grant subsequent equity awards to our executive officers, including our NEOs, and may adjust their equity awards in the event of a promotion or significant change in responsibilities; however, we did not do so in 2019.

2019 Annual Equity Awards

In a series of meetings in early 2019, the Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, particularly market data from the companies in our compensation peer group, and approved the 2019 annual equity awards for our NEOs below.

Stock Option (Value of Award)
Stéphane Bancel	$7,000,000
Lorence Kim, M.D.	$2,500,000
Stephen Hoge, M.D.	$4,000,000
Tal Zaks, M.D.	$4,000,000
Juan Andres	$3,000,000

All of the equity awards to our NEOs in 2019 were in the form of stock options. The stock options vest, and become exercisable, over a four-year period, 25% of the underlying shares vesting on the first anniversary of grant and the remaining shares vesting over the next three years on a quarterly basis (every three months) after the vesting commencement date of March 8, 2019, so that all of the underlying shares will be vested on the date four years after the vesting commencement date, so long as the NEO remains an employee or other service provider (including a consultant) of the Company on such vesting dates. We believe that the multi-year vesting requirements encourage retention because our senior executives are incentivized to remain employed through the vesting period.

In 2019, we did not grant any RSUs to our NEOs. We believe that stock options provide a strong reward for growth in the market price of our common stock because their entire value depends on future stock price appreciation. The equity awards granted to our NEOs in 2019 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” table below.

Non-Employee Director and Executive Officer Stock Ownership Policy

In 2019 the Compensation Committee evaluated and adopted a Stock Ownership Policy that will have a Determination Date of December 31, 2024. The policy requires that by the Determination Date, the CEO hold seven times his or her annual base salary, the President, six times his or her annual base salary and all other officers, three times his or her annual base salary. As of December 31, 2019, each of Mr. Bancel and Drs. Kim and Hoge owned more than the required value of shares of Moderna common stock.

Other Employee Benefits & Perquisites

Health and Welfare Benefits

Our executive officers, including our NEOs, are eligible to participate in the same employee benefit plans that are generally available to all of our employees, subject to the satisfaction of certain eligibility requirements, such as medical, dental, and life and disability insurance plans. We pay, on behalf of our employees, a portion of the premiums for health, life and disability insurance.

2018 Employee Stock Purchase Plan

Our executive officers, including our NEOs, are eligible to participate in our 2018 Employee Stock Purchase Plan (the “ESPP”) on the same basis as our other full-time employees. The ESPP permits eligible employees to set aside a portion of their compensation during a six-month offering period and use such contributions to purchase shares of our common stock at a purchase price equal to 85% of the lower of the fair market value of the shares on the first business day of the offering period or the last business day of the purchase period.

401(k) Savings Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants can defer eligible compensation subject to applicable annual Internal Revenue Code of 1986, as amended (the “Code”) limits. We provide a matching contribution of 50% of employee contributions up to 6% of compensation, which is 100% vested when contributed. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Limited Perquisites

We provided limited perquisites to our named executive officers in 2019, consisting primarily of relocation benefits, reimbursement of housing and commuting expenses and other de minimis benefits. We believe that providing such perquisites were appropriate to assist our NEOs in the performance of his or her duties, to make our NEOs more efficient and effective and for recruitment and retention purposes.

Employment Arrangements with our NEOs

Employment Offer Letter Agreements for our Named Executive Officers

We have entered into a written employment offer letter with each of our NEOs. These agreements set forth the basic terms and conditions of employment, including initial base salary, initial equity awards, eligibility to participate in our standard employee benefits plans, the at-will employment relationship and, in certain cases, a one-time signing bonus. These agreements also require that each NEO execute our standard employee confidentiality and assignment agreement.

Stéphane Bancel

On February 23, 2011, we entered into an offer letter with Mr. Bancel, who currently serves as our Chief Executive Officer. The offer letter set forth Mr. Bancel’s initial annual base salary, initial target annual bonus and initial equity award grants. Mr. Bancel is subject to our standard non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as post-termination non-competition and non-solicitation of customers, employees, and consultants covenants for one year following termination.

Lorence Kim, M.D.

On February 20, 2014, we entered into an offer letter with Dr. Kim, who currently serves as our Chief Financial Officer. The offer letter provides for Dr. Kim’s at-will employment and set forth his initial annual base salary, initial target annual bonus and an initial equity award grant, as well as his eligibility to participate in our benefit plans generally. Dr. Kim is subject to our standard non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as post-termination non-competition and non-solicitation of customers, employees, and consultants covenants for one year following termination.

Stephen Hoge, M.D.

On November 26, 2012, we entered into an offer letter with Dr. Hoge, who currently serves as our President. The offer letter provides for Dr. Hoge’s at-will employment and set forth his initial annual base salary, initial target annual bonus and an initial equity award grant, as well as his eligibility to participate in our benefit plans generally. Dr. Hoge is subject to our standard non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as post-termination non-competition and non-solicitation of customers, employees and consultants covenants for one year following termination.

Tal Zaks, M.D.

On February 17, 2015, we entered into an offer letter with Dr. Zaks, who currently serves as our Chief Medical Officer. The offer letter provides for Dr. Zaks’ at-will employment and set forth his initial annual base salary, initial target annual bonus, and an initial equity award grant, as well as his eligibility to participate in our benefit plans generally. Dr. Zaks is subject to our standard non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as post-termination non-competition and non-solicitation of customers, employees, and consultants covenants for one year following termination.

Juan Andres

On March 16, 2017, we entered into an offer letter with Mr. Andres, who currently serves as our Chief Technical Operations and Quality Officer. The offer letter provides for Mr. Andres’ at-will employment and set forth his initial annual base salary, initial target annual bonus, and an initial equity award grant, as well as his eligibility to participate in our benefit plans generally. Mr. Andres also received a $300,000 signing bonus, repayable in certain circumstances following termination of employment during the first 24 months following the date of employment. In addition, Mr. Andres received certain relocation benefits. As part of the offer letter, Mr. Andres is subject to our standard non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as post- termination non-competition and non-solicitation of customers, employees, and consultants covenants for one year following termination.

Executive Severance Plan

In June 2018, we adopted an executive severance plan (the “Executive Severance Plan”) in which all our NEOs participate. The Executive Severance Plan was amended and restated in November 2018 (the “Amended and Restated Executive Severance Plan”) and provides for certain payments and benefits in the event of certain qualifying terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, and replaces the severance provisions in our NEOs’ offer letters, if any. The Amended and Restated Executive Severance Plan is designed to help ensure the continued service of key executive officers in an acquisition context, to provide reasonable compensation to executive officers who leave our employ under specified circumstances and to align the interests of our executive officers and our stockholders when considering our long-term future.

We believe that the severance payments and benefits provided under the Amended and Restated Executive Severance Plans are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

In addition, we believe it is appropriate to provide enhanced severance benefits in connection with certain employment terminations occurring in connection with a change in control in order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

Amended and Restated Executive Severance Plan

The Amended and Restated Executive Severance Plan provides that upon a termination of employment by us other than for “cause” (as defined in the Amended and Restated Executive Severance Plan), death, or “disability” (as defined in the Amended and Restated Executive Severance Plan), or upon a resignation by an eligible participant for “good reason” (as defined in the Amended and Restated Executive Severance Plan), in either case outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (as defined in the Amended and Restated Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Amended and Restated Executive Severance Plan), (i) a severance amount equal to 12 months of the participant’s annual base salary in effect immediately prior to such termination, payable over 12 months, (ii) an amount equal to (A) the participant’s annual target bonus in effect immediately prior to such termination, multiplied by (B) a fraction with a numerator equal to the number of full weeks elapsed in the then-current fiscal year prior to the date of termination and with a denominator equal to 52, payable over 12 months and (iii) up to 12 monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination.

The Amended and Restated Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by an eligible participant for good reason, in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 150% of the participant’s annual base salary in effect immediately prior to such termination (or the participant’s annual base salary in effect immediately prior to the change in control, if higher), (ii) a lump sum amount equal to 150% of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher) (the “Applicable Bonus”), (iii) a lump sum amount equal to (A) the participant’s Applicable Bonus multiplied by (B) a fraction with a numerator equal to the number of full weeks elapsed in the then-current fiscal year prior to the date of termination and with a denominator equal to 52, (iv) a lump sum amount equal to the monthly employer contribution that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months following the date of termination, based on the premiums as of the date of termination, and (v) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the named executive officer, full accelerated vesting of such awards.

The payments and benefits provided under the Amended and Restated Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Other Compensation Policies and Practices

Equity Award Grant Policy

We have adopted an Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, or advisors or consultants pursuant to any of our equity compensation plans. Pursuant to the policy, all grants of equity awards must be approved in advance by our board of directors, the Compensation Committee or, subject to the delegation requirements in the policy, our CEO. The equity award granting authority delegated to our CEO applies to employees at the vice president level and below and to equity awards within the specific ranges set forth in the policy.

Generally, equity awards are granted on the following regularly scheduled basis as set forth in the policy:

•

Equity awards granted by our CEO in connection with the hiring of a new employee are effective generally on the date of hire of such employee, which is normally scheduled for the first Monday of each month.

•

Equity awards granted by our board of directors or the Compensation Committee in connection with the hiring of a new employee or the promotion of an existing employee or the engagement of a new consultant are effective on the date of approval by our board of directors or the Compensation Committee, as applicable, or such later date as specified in such approval. Our board of directors and the Compensation Committee retain the discretion to grant equity awards at other times to the extent appropriate in light of the circumstances of such awards.

•

Equity awards granted to existing employees (other than in connection with a promotion) will generally be granted, if at all, on a periodic basis, including an annual award to all employees and a late year grant to certain employees.

In addition, the policy sets forth the way our equity awards will be priced. If the grant of RSUs is denominated in dollars, the number of shares subject to each RSU award will be determined by dividing the value of such award by the closing market price on the Nasdaq Global Select Market of a share of our common stock on the effective date of grant, and if the grant of an option is denominated in dollars, the number of shares subject to such option will be determined by dividing such value by the Black-Scholes value of an option for one share of our common stock on the effective date of grant. The per share exercise price of all stock options will be at least equal to the closing market price on the Nasdaq Global Select Market of a share of our common stock on the effective date of grant.

Policy Prohibiting Hedging and Pledging

Our Insider Trading Policy prohibits our executive officers, the non-employee members of our board of directors and certain designated employees who in the course of the performance of their duties have access to material, nonpublic information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time;

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge).

As of the date of this Proxy Statement, none of our NEOs had previously sought or obtained approval from the Compensation Committee to engage in any hedging or pledging transaction involving our securities.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible unless it qualifies for the transition relief described above or transition relief applicable to certain newly public companies.

In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

2019 Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the years ended set forth below. Please note that in certain years these individuals were not NEOs and as such we are not including their compensation for those years.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Stéphane Bancel	2019	$921,217	(4)	$1,017,500	$—	$7,000,000	$9,490	(5)	$8,948,207
Chief Executive Officer	2018	$863,077		$1,800,000	$—	$55,935,768	$9,639		$58,608,484
	2017	$650,769		$1,500,000	$—	$4,648,000	$10,420		$6,809,189
Lorence Kim, M.D.	2019	$560,401	(6)	$278,685	$—	$2,500,000	$258,479	(7)	$3,597,565
Chief Financial Officer	2018	$542,769		$450,450	$—	$7,816,512	$228,386		$9,038,117
	2017	$521,154		$1,000,000	$5,470,000	$2,158,000	$166,633		$9,315,787
Stephen Hoge, M.D.	2019	$595,724	(8)	$396,000	$—	$4,000,000	$9,490	(9)	$5,001,214
President	2018	$570,004		$629,200	$—	$3,517,431	$9,639		$4,726,274
	2017	$542,308		$4,400,000	$—	$19,000,000	$9,669		$23,951,977
Tal Zaks (10)	2019	$530,630	(11)	$293,150	$—	$4,000,000	$8,646	(12)	$4,832,426
Chief Medical Officer
Juan Andres (13)	2019	$530,615	(14)	$322,465	$—	$3,000,000	$9,490	(15)	$3,862,570
Chief Technical Operations and Quality Officer

(1)

The amounts reported represent annual discretionary bonuses earned by our NEOs for services performed during 2019, 2018 and 2017, as applicable, based on the achievement of Company and individual performance objectives.

(2)

The amount reported represents the aggregate grant date fair value of RSUs awarded to Dr. Kim during 2017, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report. The amount reported in this column reflects the accounting cost for these RSUs and does not correspond to the actual economic value that may be received by Dr. Kim upon the vesting/settlement of the RSUs or any sale of the underlying shares of common stock.
(3)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEOs during 2019, 2018 and 2017, as applicable, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the stock options or any sale of the underlying shares of common stock.

(4)	From January 1, 2019, Mr. Bancel’s annual base salary was $900,000, which increased to $925,000, effective February 26, 2019.
(5)	The amount reported represents $8,250 for matching contributions made by the Company under its 401(k) plan, $1,040 for parking reimbursements and $200 for gift cards.
(6)	From January 1, 2019, Dr. Kim’s annual base salary was $546,000, which increased to $563,000, effective February 26, 2019.
(7)

The amount reported represents $141,007 for housing and commuting expense reimbursements, $8,250 for matching contributions made by the Company under its 401(k) plan, $1,040 for parking reimbursements, $200 for gift cards and $107,982 for tax-gross ups paid by the Company for housing and commuting expense reimbursements amounts.

(8)	From January 1, 2019, Dr. Hoge’s annual base salary was $572,000, which increased to $600,000, effective February 26, 2019.
(9)	The amount reported represents $8,250 for matching contributions made by the Company under its 401(k) plan, $1,040 for parking reimbursements and $200 for gift cards.
(10)	Dr. Zaks was not an NEO for the years ended December 31, 2018 and 2017.
(11)	From January 1, 2019, Dr. Zak’s annual base salary was $517,500, which increased to $533,000, effective February 26, 2019.
(12)	The amount reported represents $8,250 for matching contributions made by the Company under its 401(k) plan, $200 for gift cards and $196 for parking reimbursements.
(13)	Mr. Andres was not an NEO for the years ended December 31, 2018 and 2017.
(14)	From January 1, 2019, Mr. Andres’ annual base salary was $517,500, which increased to $533,000, effective February 26, 2019.
(15)	The amount reported represents $8,250 for matching contributions made by the Company under its 401(k) plan, $1,040 for parking reimbursements and $200 for gift cards.

Grants of Plan-Based Awards for Fiscal Year 2019

The following table sets forth the individual awards made to each of our NEOs during 2019. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/share) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Stéphane Bancel	March 8, 2019	593,592	$20.93	$7,000,000
Lorence Kim, M.D.	March 8, 2019	211,997	$20.93	$2,500,000
Stephen Hoge, M.D.	March 8, 2019	339,195	$20.93	$4,000,000
Tal Zaks, M.D.	March 8, 2019	339,195	$20.93	$4,000,000
Juan Andres	March 8, 2019	254,396	$20.93	$3,000,000

(1)	The stock option is subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at 2019 Year-End Table” below.

(2)	Based upon the closing sale price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(3)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEOs during 2019, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the stock options or any sale of the underlying shares of common stock.

Outstanding equity awards at 2019 year-end

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2019:

			Option Awards (1)
Name	Grant Date (2)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stéphane Bancel	8/19/2013	4/25/2013	4,587,155	(3)	—		$0.99	8/19/2023
	2/23/2016	2/23/2016	645,062	(4)	43,011	(4)	$10.90	2/23/2026
	8/10/2016	4/24/2014	558,394	(3)	—		$19.15	8/10/2026
	8/10/2016	4/9/2015	193,320	(3)	—		$19.15	8/10/2026
	2/23/2017	2/22/2017	441,509	(4)	200,692	(4)	$12.21	2/23/2027
	2/28/2018	2/28/2018	200,685	(5)	716,746	(5)	$14.22	2/28/2028
	12/6/2018	6/13/2018	—		4,587,155	(6)	$23.00	12/6/2028
	3/8/2019	3/8/2019	—		593,592	(4)	$20.93	3/8/2029
Lorence Kim	2/23/2016	2/23/2016	215,013	(4)	14,344	(4)	$10.90	2/23/2026
	8/10/2016	4/21/2014	268,029	(3)	—		$19.15	8/10/2026
	8/10/2016	4/9/2015	96,660	(3)	—		$19.15	8/10/2026
	8/10/2016	11/18/2015	644,403	(3)	—		$19.15	8/10/2026
	2/23/2017	2/22/2017	204,986	(4)	93,179	(4)	$12.21	2/23/2027
	2/28/2018	2/27/2018	200,685	(5)	716,746	(5)	$14.22	2/28/2028
	3/8/2019	3/8/2019	—		211,997	(4)	$20.93	3/8/2029
Stephen Hoge	8/19/2013	4/25/2013	917,431	(3)	—		$0.99	8/19/2023
	2/23/2016	2/23/2016	344,028	(4)	22,944	(4)	$10.90	8/10/2026
	8/10/2016	4/24/2014	223,357	(3)	—		$19.15	8/10/2026
	8/10/2016	4/9/2015	96,660	(3)	—		$19.15	8/10/2026
	2/23/2017	2/22/2017	315,361	(4)	143,354	(4)	$12.21	2/23/2027
	10/3/2017	10/3/2017	573,393	(7)	1,261,469	(7)	$12.21	10/3/2027
	2/28/2018	2/27/2018	180,617	(4)	232,227	(4)	$14.22	2/28/2028
	3/8/2019	3/8/2019	—		339,195	(4)	$20.93	3/8/2029
Tal Zaks	8/10/2016	3/15/2015	483,302	(3)	—		$19.15	8/10/2026
	2/23/2017	2/22/2017	126,140	(4)	57,346	(4)	$12.21	2/23/2027
	10/3/2017	10/3/2017	149,083	(4)	309,632	(4)	$12.21	10/3/2027
	2/28/2018	2/27/2018	70,239	(4)	90,311	(4)	$14.22	2/28/2028
	3/8/2019	3/8/2019	—		339,195	(4)	$20.93	3/8/2029
Juan Andres	8/29/2017	8/1/2017	516,052	(4)	401,379	(4)	$12.21	8/29/2027
	2/28/2018	2/27/2018	30,101	(4)	38,706	(4)	$14.22	2/28/2028
	3/8/2019	3/8/2019	—		254,396	(4)	$20.93	3/8/2029

(1)

Equity awards granted prior to December 6, 2018 are subject to the terms of our 2016 Stock Option and Grant Plan, as amended from time to time (the “2016 Stock Plan”) and equity awards granted on or after December 6, 2018 are subject to the terms of our 2018 Stock Plan.

(2)

For equity awards granted prior to our reorganization, pursuant to which Moderna LLC became a wholly-owned subsidiary of Moderna, Inc. (f/k/a Moderna Therapeutics, Inc.) on August 10, 2016, the grant date listed is the original grant date of the equity award (i.e., the grant date of unit options in Moderna LLC).

(3)	The shares subject to the option are fully vested.
(4)

25% of the shares subject to the equity award vest on the first anniversary of the vesting commencement date and the remaining 75% vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date.

(5)

This option grant vests in three tranches. The first tranche, consisting of 50% of the underlying shares, will vest as follows: 25% of this tranche will vest on the first anniversary of the vesting commencement date, and the remainder will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date. The second tranche, consisting of 25% of the underlying shares, will vest as follows: 25% of this tranche will vest on the second anniversary of the vesting commencement date, and the remainder will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date. The third tranche, consisting of 25% of the underlying shares, will vest as follows: 25% of this tranche will vest on the third anniversary of the vesting commencement date, and the remainder will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date.

(6)

This option grant vests in two tranches. The first tranche, consisting of 50% of the underlying shares, will vest on June 13, 2023, subject to the named executive officer’s continuous employment with the Company through the vesting date. The second tranche, consisting of 50% of the underlying shares, will vest as follows: 25% of this tranche will vest on June 13, 2020, and the remainder will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous employment with the Company through each applicable vesting date.

(7)

917,432 of the shares subject to the option vest over four years in accordance with the following schedule: 25% of such shares vest on the first anniversary of the vesting commencement date and the remaining 75% of such shares vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date. 458,715 of the shares subject to the option vest over five years in accordance with the following schedule: 25% of such shares vest on the second anniversary of the vesting commencement date and the remaining 75% of such shares vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date. 458,715 of the shares subject to the option vest over six years in accordance with the following schedule: 25% of such shares vest on the third anniversary of the vesting commencement date and the remaining 75% of such shares vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with the Company through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs and restricted stock awards during the fiscal year ended December 31, 2019 by each of our NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stéphane Bancel	—	$—	10,239	$220,912
Lorence Kim, M.D.	—	$—	532,092	$10,114,703
Stephen Hoge, M.D.	—	$—	5,120	$110,474
Tal Zaks, M.D.	—	$—	12,798	$279,252
Juan Andres	—	$—	—	$—

(1)

The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the closing price of our common stock on the vesting date and does not necessarily reflect actual proceeds received.

Potential Payments on Termination or Change in Control

Our Amended and Restated Executive Severance Plan, as described above, provides for certain payments and benefits in the event of certain qualifying terminations of employment, including qualifying terminations of employment in connection with a change in control of the Company.

The table below quantifies the potential payments and benefits that would have become due to our NEOs assuming that a qualifying termination occurred on December 31, 2019. The market price of a share of our common stock on December 31, 2019 was $19.56.

	Qualifying Termination Not in Connection with a Change in Control ($) (1)		Qualifying Termination in Connection with a Change in Control ($) (2)
Stéphane Bancel
Cash Severance Payment	$925,000	(3)	$1,387,500	(4)
Cash Incentive Bonus Payment	$925,000	(5)	$1,387,000	(6)
Change in Control Bonus	$—		$925,000
COBRA Premiums	$17,639	(7)	$26,458	(8)
Accelerated Equity Vesting (Time-Based)	$—		$5,674,985	(9)

Lorence Kim, M.D.
Cash Severance Payment	$563,000	(3)	$844,500	(4)
Cash Incentive Bonus Payment	$281,500	(5)	$422,250	(6)
Change in Control Bonus	$—		$281,500
COBRA Premiums	$17,639	(7)	$26,458	(8)
Accelerated Equity Vesting (Time-Based)	$—		$4,636,508	(9)

Stephen Hoge, M.D.
Cash Severance Payment	$600,000	(3)	$900,000	(4)
Cash Incentive Bonus Payment	$300,000	(5)	$450,000	(6)
Change in Control Bonus	$—		$300,000
COBRA Premiums	$17,639	(7)	$26,458	(8)
Accelerated Equity Vesting (Time-Based)	$—		$11,764,236	(9)

	Qualifying Termination Not in Connection with a Change in Control ($) (1)		Qualifying Termination in Connection with a Change in Control ($) (2)
Tal Zaks, M.D.
Cash Severance Payment	$533,000	(3)	$799,500	(4)
Cash Incentive Bonus Payment	$266,500	(5)	$399,750	(6)
Change in Control Bonus	$—		$266,500
COBRA Premiums	$17,639	(7)	$26,458	(8)
Accelerated Equity Vesting (Time-Based)	$—		$3,179,549	(9)

Juan Andres
Cash Severance Payment	$533,000	(3)	$799,500	(4)
Cash Incentive Bonus Payment	$266,500	(5)	$399,750	(6)
Change in Control Bonus	$—		$266,500
COBRA Premiums	$17,639	(7)	$26,458	(8)
Accelerated Equity Vesting (Time-Based)	$—		$3,156,826	(9)

(1)

A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason and “not in connection with a change in control” means outside of the change in control period.

(2)

A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason and “in connection with a change in control” means within the change in control period.

(3)	Represents twelve months of the executive’s base salary.
(4)	Represents 18 months of the executive’s base salary.
(5)	Represents the NEO’s target annual bonus opportunity, pro-rated for the number of weeks employed during the year of termination.
(6)	Represents 150% of the NEO’s target annual bonus opportunity plus the NEO’s target bonus opportunity, pro-rated for the number of weeks employed during the year of termination.
(7)	Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination.
(8)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination.
(9)

Represents the value of acceleration of vesting of 100% of the NEO’s unvested and outstanding time-based equity awards, based on the market price of a share of our common stock on December 31, 2019, which was $19.56. For stock options with a per share exercise price greater than $19.56, no amount was included with respect to such stock options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Restricted Stock Units (a)		Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	46,714,850	(2)	$13.82	18,774,782	(3)(4)
Equity Compensation Plans Not Approved by Stockholders	—		N/A	—

TOTAL	46,714,850		$13.82	18,774,782

(1)

Consists of our 2018 Stock Plan, 2016 Stock Plan, and ESPP. Following our initial public offering, we have not and will not grant any awards under our 2016 Stock Plan, but all outstanding awards under the 2016 Stock Plan will continue to be governed by their existing terms. The shares of common stock underlying any awards granted under the 2016 Stock Plan or 2018 Stock Plan that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock, or otherwise terminated (other than by exercise) and the shares of common stock that are withheld upon exercise of a stock option or settlement of such award to cover the exercise price or tax withholding will be added to the shares of common stock available for issuance under the 2018 Stock Plan.

(2)	Does not include purchase rights accruing under the ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)

Consists of shares available for future issuance under the ESPP and the 2018 Stock Plan. As of December 31, 2019, 638,657 shares of common stock were available for issuance under the ESPP (which number includes shares subject to purchase during the current purchase period, which commenced on December 1, 2019, and the exact number of which will not be known until the end of the purchase period on May 30, 2020, and 18,136,125 shares of common stock were available for issuance under the 2018 Stock Plan. Subject to the number of shares remaining in the share reserve, under the ESPP, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 3,000 shares).

(4)

The 2018 Stock Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2020, by the least of 3,240,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee.

DIRECTOR COMPENSATION

Non-employee director compensation program

Effective December 6, 2018, we adopted a non-employee director compensation policy, which was amended on March 21, 2019, pursuant to which our non-employee directors are eligible to receive the following cash retainers (which will be prorated for partial years of service) and equity awards:

Annual Retainer for service on the Board of Directors	$50,000
Additional Annual Retainer for Non-Executive Chairman of the Board of Directors	$40,000
Additional Annual Retainer for service as Chairperson of the Audit Committee	$20,000
Additional Annual Retainer for service as member of the Audit Committee (other than Chairperson)	$10,000
Additional Annual Retainer for service as Chairperson of the Compensation & Talent Committee	$15,000
Additional Annual Retainer for service as member of the Compensation & Talent Committee (other than Chairperson)	$7,500
Additional Annual Retainer for service as Chairperson of the Nominating and Corporate Governance Committee	$10,000
Additional Annual Retainer for service as member of the Nominating and Corporate Governance Committee (other than Chairperson)	$5,000
Additional Annual Retainer for service as Chairperson of the Product Development Committee	$15,000
Additional Annual Retainer for service as member of the Product Development Committee (other than Chairperson)	$7,500

Our non-employee director compensation policy, as amended, provides that upon initial election to our board of directors, each non-employee director will be granted an option with a grant date fair value of $400,000 (the “Initial Grant”), an exercise price per share equal to the closing price of a share of our common stock on the date of grant, and a term of ten years, that vests in full on the one-year anniversary of the grant date, subject to the non-employee director’s continuous service as our director through such date. On the date of each of our annual meetings of stockholders, each non-employee director who continues as a member of the board of directors will be granted an option with a grant date fair value of $425,000 (the “Annual Grant”), an exercise price per share equal to the closing price of a share of our common stock on the date of grant, and a term of ten years, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders, subject to the non-employee director’s continuous service as our director through each applicable vesting date. If a new non-employee director joins our board of directors on a date other than the date of our annual meeting of stockholders, then such non-employee director will be granted a pro-rata portion of the Annual Grant based on the time between such director’s appointment and our next annual meeting of stockholders. The Initial Grants and Annual Grants are subject to full accelerated vesting upon a “sale event,” as defined in the 2018 Stock Plan.

The non-employee director compensation policy, as amended, also provides, pursuant to the 2018 Stock Plan, the aggregate amount of compensation, including both the grant date fair value of equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $1,500,000 for the first year of service and $1,000,000 for each year of service thereafter (or such other limits as may be set forth in the 2018 Stock Plan or any similar provision of a successor plan).

Employee directors will receive no additional compensation for their service as a director. We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Non-employee director and executive officer stock ownership policy

In 2019, the Compensation Committee evaluated and adopted a Stock Ownership Policy that will have a Determination Date of December 31, 2024. The policy requires that by the Determination Date, each director own shares of the Company’s common stock equal to at least six times the amount of the annual cash retainer that the Company pays for regular service on the Board.

Non-employee director compensation table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2019. Mr. Bancel, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Bancel as an NEO of the Company, is presented in “Executive Compensation—2019 Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Noubar B. Afeyan, Ph.D. (2)	$105,000	$425,000	$—		$530,000
Stephen Berenson (3)	$75,000	$425,000	$—		$500,000
Peter Barton Hutt, LL.M. (4)	$57,500	$425,000	$—		$482,500
François Nader, M.D. (5)	$14,375	$577,083	$—		$591,462
Robert Langer, Sc.D. (6)	$55,000	$425,000	$20,000	(7)	$500,000
Elizabeth Nabel, M.D. (8)	$62,500	$425,000	$—		$487,500
Israel Ruiz (9)	$77,500	$425,000	$—		$502,500
Paul Sagan (10)	$67,500	$425,000	$—		$492,500
Moncef Slaoui, Ph.D. (11)	$65,000	$425,000	$—		$490,000

(1)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the non-employee directors in the year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2019 included in our Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)

As of December 31, 2019, Dr. Afeyan held outstanding options to purchase a total of 137,168 shares of our common stock. Dr. Afeyan is affiliated with Flagship Pioneering, Inc. and prior to 2018, Flagship Pioneering, Inc. was granted equity for Dr. Afeyan’s service on our board of directors. As of December 31, 2019, Flagship Pioneering, Inc. held options to purchase a total of 33,116 shares of our common stock that were issued for such service. See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding Flagship Pioneering’s and its affiliated entities’ beneficial ownership of our common stock.

(3)	As of December 31, 2019, Mr. Berenson held options to purchase a total of 137,168 shares of our common stock.
(4)	As of December 31, 2019, Mr. Hutt held options to purchase a total of 673,036 shares of our common stock. Mr. Hutt resigned from the board effective December 9, 2019.
(5)

Dr. Nader was appointed to our Board on December 10, 2019 and received an initial equity grant upon joining the Board and a pro-rata annual grant for his partial year of service. As of December 31, 2019, Dr. Nader held options to purchase a total of 57,609 shares of our common stock.

(6)	As of December 31, 2019, Dr. Langer held options to purchase a total of 265,736 shares of our common stock.
(7)

The amount reported represents $20,000 in consulting fees for Dr. Langer’s service as a member of our Scientific Advisory Board (the “SAB”) pursuant to a Scientific Advisory Board Member Agreement by and

between the Company and Dr. Langer, dated as of September 19, 2014. Under such agreement, Dr. Langer is provided with a quarterly consulting fee of $5,000 in exchange for his attendance at SAB meetings and guidance in the field of research, development and commercialization of products involving the use of RNA agnostics and/or modified nucleic acids to alter cellular physiology.
(8)	As of December 31, 2019, Dr. Nabel held options to purchase a total of 168,868 shares of our common stock.
(9)	As of December 31, 2019, Mr. Ruiz held options to purchase a total of 137,168 shares of our common stock.
(10)	As of December 31, 2019, Mr. Sagan held options to purchase a total of 91,419 shares of our common stock.
(11)	As of December 31, 2019, Dr. Slaoui held options to purchase a total of 137,168 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” and “Director Compensation” appearing above and the transactions described below, for the year ended December 31, 2019, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Private placements of securities

Series G preferred stock financing

On January 30, 2018 and on February 15, 2018, respectively, the Company entered into Series G Preferred Stock Purchase Agreements, pursuant to which we issued and sold an aggregate of 55,666,004 shares of our Series G preferred stock at a price per share of $10.06, for an aggregate purchase price of $560 million. The following table sets forth the number of shares of our Series G preferred stock that we issued to our five percent stockholders and their affiliates in this transaction:

Name	Shares of Series G Preferred Stock(1)	Total Purchase Price
OCHA LLC(2)	50,000	$503,000

(1)

Upon the closing of our initial public offering on December 11, 2018, all outstanding shares of our preferred stock, including all shares of Series G Preferred Stock, were converted into shares of common stock.

(2)	Stéphane Bancel, our Chief Executive Officer and one of our directors, is the managing member of OCHA LLC, which is a family investment vehicle that has no operations.

Agreements with our stockholders

Investor Rights Agreement

Our second amended and restated investors’ rights agreement (the “Investor Rights Agreement”), provided certain holders of our preferred stock with a participation right to purchase their pro rata share of new securities that we may have proposed to sell and issue, subject to certain exceptions. Such participation right terminated upon the closing of our initial public offering on December 11, 2018.

The Investor Rights Agreement further provides the holders of approximately 236.0 million shares of our common stock rights with respect to the registration of these shares of common stock under the Securities Act of 1933, as amended, including demand registration rights, short-form registration rights, and piggyback registration rights.

Demand registration rights

Certain holders of our common stock will be entitled to demand registration rights. We will be required, upon the written request of either (i) a majority of holders of these shares of our common stock or (ii) AstraZeneca and its affiliates that, in either case, would result in an aggregate offering price of at least $5.0 million, to file a registration statement and to use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations upon the request of a majority of holders and one registration upon the request of AstraZeneca.

Short-form registration rights

Certain holders of our common stock are also entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, upon the written request of 20% in interest of these holders to sell registrable securities at an aggregate price of at least $2.5 million, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only two registrations in any twelve-month period.

Piggyback registration rights

These holders are also entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Expiration of registration rights

The demand registration rights and short-form registration rights granted under the Investor Rights Agreement will terminate on the earlier to occur of December 11, 2023 or, as to each holder, such earlier time at which such holder (i) can sell all shares held by it in compliance with SEC Rule 144(b)(1)(i) or (ii) holds 1% or less of our common stock and all registrable securities held by such holder can be sold in any three-month period without registration in compliance with SEC Rule 144.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for approval of related party transactions

We have adopted a written policy providing that our audit committee will be responsible for reviewing and overseeing related party transactions. For purposes of this policy, a related person is defined as (i) any director or executive officer of the Company, (ii) any director nominee, (iii) security holders known to the Company to beneficially own more than five percent of any class of the Company’s voting securities, or (iv) the immediate family members of any of the persons listed in items (i)—(iii). In reviewing any related party transaction, our audit committee shall review the material facts. The audit committee will take into account, among other factors that it deems appropriate, whether the related party transactions is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of February 21, 2020, or as of the date otherwise set forth below, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

•	each of our named executive officers;

•	each of our directors;

•	each of our director nominees; and

•	all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The percentage of beneficial ownership in the table below is based on 363,967,131 shares of common stock outstanding as of February 21, 2020.

The table shown below and the calculated percentage of beneficial ownership includes both shares owned by each stockholder and all stock options held by such stockholder that are either currently vested or will be vested within 60 days of February 21, 2020. Further details are provided in the footnotes section below the table.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
Named Executive Officers, Directors and Director Nominees:
Noubar B. Afeyan, Ph.D., Chairman(2) (see Flagship Pioneering and affiliated entities below)	51,585,995	14.2%
Stéphane Bancel, Chief Executive Officer(3)	31,586,769	8.7%
Robert Langer, Sc.D., Director(4)	11,720,433	3.2%
Stephen Hoge M. D., President (5)	5,055,724	1.4%
Lorence Kim, M.D., Chief Financial Officer(6)	3,104,272	*	%
Tal Zaks, M.D., Chief Medical Officer (7)	1,075,705	*	%
Juan Andres, Chief Technical Operations and Quality Officer(8)	671,391	*	%
Paul Sagan, Director(9)	550,819	*	%
Elizabeth Nabel, M.D., Director(10)	158,552	*	%
Stephen Berenson, Director(11)	105,306	*	%
Moncef Slaoui, Ph.D., Director(12)	82,508	*	%
Israel Ruiz, Director(13)	87,067	*	%
Francois Nader, M.D., Director	—	*	%
Sandra Horning, M.D., Director Nominee	—	*	%
All executive officers, directors and director nominees as a group (16 persons)(14)	106,132,299	29.2%
Other 5% Stockholders:
Flagship Pioneering and affiliated entities(2) (see Noubar B. Afeyan, Ph.D., Chairman above)	51,585,995	14.2%

*	Represents beneficial ownership of less than one percent
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Moderna, Inc., 200 Technology Square, Cambridge, MA 02139.

(2)

Based solely on a Schedule 13G/A filed February 13, 2020, consists of (a) 11,460,435 shares of common stock held by Flagship VentureLabs IV, LLC (“VentureLabs IV”), (b) 598,847 shares of common stock held by Noubar B. Afeyan, Ph.D. provided by Flagship Ventures Fund IV General Partner LLC (“Fund IV GP”) share distribution, (c) 3,924 shares of common stock held by Flagship Pioneering, Inc. (“Flagship Pioneering”), (d) 31,216,399 shares of common stock held by Flagship Ventures Fund IV, L.P. (“Flagship IV”), (e) 8,190,766 shares of common stock held by Flagship Ventures Fund IV-Rx, L.P. (“Flagship IV-Rx” and together with VentureLabs IV, and Flagship IV, the “Flagship Funds”), (f) 82,508 shares of common stock underlying stock options held by Noubar B. Afeyan, Ph.D. that are or will be immediately exercisable within 60 days of February 21, 2020, and (g) 33,116 shares of common stock underlying stock options held by the Flagship Pioneering that are or will be immediately exercisable within 60 days of March 31, 2019. Flagship IV is a member of VentureLabs IV and also serves as its manager. The General Partner of each of Flagship IV and Flagship IV-Rx is Fund IV GP. Noubar B. Afeyan, Ph.D. and Edwin M. Kania, Jr. are the managers of Fund IV GP and each of these individuals may be deemed to share voting and investment power with respect to all shares held by the Flagship Funds. While Mr. Kania is retired from Flagship Pioneering he continues to serve as a manager of the Fund IV GP. Neither Fund IV GP, Dr. Afeyan or Mr. Kania directly own any of the shares held by the Flagship Funds, and each of Fund IV GP, Dr. Afeyan and Mr. Kania disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The mailing address of the Flagship Funds and Flagship Pioneering is 55 Cambridge Parkway, Suite 800E, Cambridge, MA 02142. Dr. Noubar B. Afeyan, Ph.D. is the CEO of Flagship Pioneering (formerly Flagship Ventures Management, Inc.). Dr. Afeyan has voting and investment power over the common stock and common stock options held by Flagship Pioneering. Dr. Afeyan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)

The shares reported herein consist of (a) 6,727,934 shares held directly by Stéphane Bancel, (b) 7,953,216 shares held by OCHA LLC (“OCHA”), (c) 9,232,886 shares held by Boston Biotech Ventures, LLC (“BBV”), (d) 729,052 shares held by a trust for the benefit of Mr. Bancel’s family and of which the trustee is an independent institution and (e) 6,943,681 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020. Mr. Bancel is the controlling unit holder and sole managing member of each of OCHA and BBV. Mr. Bancel disclaims beneficial ownership of the shares held in the trust.

(4)

Consists of (a) 11,466,961 shares held by Robert Langer, (b) 14,132 shares held by Michael D. Langer Irrevocable Trust u/d/t dated 12/14/95, (c) 14,132 shares held by Susan K. Langer Irrevocable Trust u/d/t dated 12/14/95, (d) 14,132 shares held by Samuel A. Langer Irrevocable Trust u/d/t dated 12/14/95, and (e) 211,076 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(5)

Consists of (a) 2,066,530 shares held by Stephen Hoge, (b) 4,116 shares held by Valhalla LLC, and (c) 2,985,078 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(6)

Consists of (a) 1,302,510 shares held by Lorence Kim and (b) 1,801,762 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(7)

Consists of (a) 94,770 shares held by Tal Zaks and (b) 980,935 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(8)	Consists of 671,391 shares of common stock underlying outstanding stock options held by Juan Andres that are or will be immediately exercisable within 60 days of February 21, 2020.
(9)

Consists of (a) 420,407 shares held by Paul Sagan Revocable Trust, (b) 76,452 shares held by The Chatham Trust, an (c) 17,201 shares held by Erwin Park LLC, and (d) 36,759 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(10)

Consists of (a) 44,344 shares held by Elizabeth Nabel and (b) 114,208 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(11)

Consists of (a) 22,798 shares held by Stephen Berenson and Louise Barzilay, Joint Tenants with Right of Survivorship, and (b) 82,508 shares of common stock underlying outstanding stock options held by Mr. Berenson that are or will be immediately exercisable within 60 days of February 21, 2020.

(12)	Consists of 82,508 shares of common stock underlying outstanding stock options held by Moncef Slaoui that are or will be immediately exercisable within 60 days of February 21, 2020.
(13)

Consists of (a) 4,559 shares held by Israel Ruiz and (b) 82,508 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

(14)	Consists of (a) 91,681,283 shares held and (b) 14,451,016 shares of common stock underlying outstanding stock options that are or will be immediately exercisable within 60 days of February 21, 2020.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all such reports. The SEC has designated specific deadlines for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. To our knowledge, based solely on a review of the copies of such reports furnished to us, or written representation that no other reports were required, we believe that for the year ended December 31, 2019, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act, except that Mr. Bancel filed one late Form 4 for the transaction that occurred on December 27, 2019 that was filed on January 3, 2020 due to administrative error.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020. Ernst & Young LLP has served as our independent registered public accounting firm since 2014.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, the audit committee may reconsider such appointment. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the year ending December 31, 2020 if our audit committee believes that such a change would be in the best interests of Moderna and its stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for the years ended December 31, 2019 and 2018:

	2019	2018
Audit fees (1)	$1,711,806	$2,111,610
Audit-related fees (2)	—	125,000
Tax fees (3)	296,686	321,325
All other fees (4)	—	—

Total Fees	$2,008,492	$2,557,935

(1)

Audit fees in 2019 include fees for our annual audit, quarterly review procedures and other fees in connection with our adoption of new accounting pronouncements. Audit fees in 2018 include fees for our annual audit, quarterly review procedures, and other fees in connection with our initial public offering.

(2)	Audit-related fees paid in their respective years relate to accounting consultations.
(3)	Tax fees paid in their respective years relate to tax return preparation and tax advisory services.
(4)	There were no other fees incurred in 2019 or 2018.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2019 and 2018, all audit and non-audit services by our independent registered public accounting firm were pre-approved by our audit committee. Pursuant to its charter, the audit committee may establish pre-approval policies and procedures, subject to SEC and Nasdaq rules and regulations, to approve audit and non-audit service.

Auditor Independence

In 2019, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Vote Required

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our board of directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, our board of directors is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The following proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the Executive Compensation section of this proxy statement for additional details on our executive compensation programs and philosophy.

This vote is advisory, and therefore not binding on us, the board of directors or the Compensation Committee. However, our board of directors and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Vote Required

Approval on a non-binding, advisory basis of the compensation of our named executive officers requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING,

ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a “say-on-frequency” proposal, to stockholders at least once every six years to determine whether non-binding, advisory votes to approve the compensation of our named executive officers, like Proposal No. 3, should be held every one, two or three years.

After careful consideration, our board of directors has determined that an annual advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory resolution on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

one year;

two years; or

three years.”

This vote is advisory, and therefore not binding on us, the board of directors or the compensation and talent Committee. However, our board of directors and the compensation and talent Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future non-binding, advisory votes to approve the compensation of our named executive officers.

Vote Required

The frequency of future non-binding, advisory votes to approve the compensation of our named executive officers that receives the highest number of votes of the shares of our common stock present in person or by proxy at the Annual Meeting thereon shall be approved. Abstentions have no effect on the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Moderna, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The audit committee serves as the representative of the Company’s board of directors with respect to its oversight of:

•	the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	inquiring about significant risks, reviewing the Company’s policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•	the independent registered public accounting firm’s appointment, qualifications, and independence.

The audit committee also reviews the performance of the Company’s independent registered public accounting firm, Ernst & Young LLP, in the annual audit of the Company’s financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The audit committee is composed of three non-employee directors, Israel Ruiz, Stephen Berenson and Paul Sagan. The Company’s board of directors has determined that each member of the audit committee is independent and that Mr. Ruiz qualifies as an “audit committee financial expert” under the U.S. Securities and Exchange Commission (the “SEC”) rules.

The audit committee provides the Company’s board of directors such information and materials as it may deem necessary to make the board of directors aware of financial matters requiring the attention of the board of directors. The audit committee reviews the Company’s financial disclosures and meets privately, outside the presence of the Company’s management, with the Company’s independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, (the “Annual Report”) with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to the Company’s board of directors.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report for filing with the SEC. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020. The Company’s board of directors recommends that stockholders ratify this selection at the Company’s Annual Meeting of Stockholders.

Respectfully submitted by the members of the audit committee of the board of directors:

Israel Ruiz (Chairperson)

Stephen Berenson

Paul Sagan

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director nominee for consideration by the nominating and corporate governance committee should provide the following information to 200 Technology Square, Cambridge, Massachusetts 02139, (617) 714-6500, Attention: Corporate Secretary: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the board of directors, (vi) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe fiduciary duties under Delaware law with respect to the Company and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The nominating and corporate governance committee may seek further information from or about the stockholder making the recommendation, the director candidate, or any such other beneficial owner, including information about all business and other relationships between the director candidate and the stockholder and between the director candidate and any such other beneficial owner.

Deadlines for Stockholder Proposals and Director Nominations

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2021 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and in our bylaws. Our Corporate Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2021 Annual Meeting of Stockholders made under Rule 14a-8 by November 12, 2020, unless the date of 2021 Annual Meeting is held more than 30 days before or after April 29, 2021, in which case the proposal must be received a reasonable time before we begin to print and send proxy materials for the 2021 Annual Meeting.

Under our current bylaws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the bylaws. To be timely, a notice with respect to the 2021 Annual Meeting of Stockholders must be delivered to our Corporate Secretary no earlier than December 30, 2020 and no later than January 29, 2021 unless the date of the 2020 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days after April 29, 2021, in which event the bylaws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Corporate Secretary, Moderna, Inc. 200 Technology Square, Cambridge, Massachusetts 02139.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements, and other information with the SEC. Reports, proxy statements, and other information are available on the SEC’s website, http://www.sec.gov. You may also read and copy any document we file with the SEC on our website at http://www.modernatx.com under the “Investors” heading.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. Moderna has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated March 16, 2020. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

COMPANY WEBSITE

We maintain a website at www.modernatx.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Stockholders of Moderna common stock who share a single address may receive only one copy of this proxy statement and Annual Report, unless Moderna has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this proxy statement or our Annual Report, may contact Moderna, Inc., 200 Technology Square, Cambridge, Massachusetts 02139, (617) 714-6500, Attention: Corporate Secretary, and Moderna will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact the Corporate Secretary using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting our Corporate Secretary.

OTHER BUSINESS

The board of directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank, or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

ANNUAL MEETING OF MODERNA, INC.

Date:	Wednesday April 29, 2020
Time:	8:00 a.m. (Eastern Time)
Place:	200 Technology Square, Cambridge, Massachusetts 02139

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3 and for every “ONE YEAR” for Proposal 4.

1:

To elect three of our Class II director nominees set forth in the proxy statement, each to serve for a three-year term expiring at the 2023 annual meeting of stockholders and until his or her respective successor is duly elected and qualified or such director’s earlier death, resignation or removal.

Nominees:

01 Stephen Berenson

02 Sandra Horning, MD

03 Paul Sagan

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against		Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.	☐	☐		☐

		For	Against		Abstain
3:	To cast a non-binding, advisory vote to approve the compensation of our named executive officers.	☐	☐		☐

		One Year	Two Years	Three Years	Abstain
4:	To cast a non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers every:	☐	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on this proxy. If shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Stockholders of Moderna, Inc.

to be held on Wednesday April 29, 2020

for Stockholders as of March 2, 2020

This Proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET	TELEPHONE

Go To	Call
www.proxypush.com/MRNA	866-230-6330

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

•	Mark, sign and date your Proxy Card/Voting Instruction Form.
•	Detach your Proxy Card/Voting Instruction Form.
•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Stéphane Bancel, Lorence Kim, M.D. and Lori Henderson, J.D., and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Moderna, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before such meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR EVERY “ONE YEAR” FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

PROXY TABULATOR FOR MODERNA, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held on Wednesday April 29, 2020

This Proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Stéphane Bancel, Lorence Kim, M.D. and Lori Henderson, J.D., and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Moderna, Inc. (the “Company”) to be held on Wednesday April 29, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1, FOR Proposals 2 and 3 and for every “ONE YEAR” for Proposal 4.